Exhibit 3.5

CERTIFICATE OF FORMATION

OF

UCI INVESTMENTS, L.L.C.

          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

          FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is:

UCI Investments, L.L.C.

          SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801

Executed on May 15, 2003

/s/ Eleanor R. Horsley Eleanor R. Horsley Authorized Person